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               Nuveen Virginia Dividend Advantage Municipal Fund 3
                              333 West Wacker Drive
                             Chicago, Illinois 60606

                               September 21, 2005


BY EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Nuveen Virginia Dividend Advantage Municipal Fund 3 (CIK: 0001177217) Request for Withdrawal of Registration Statement on Form N-2
     File Nos. 333-114057, 811-21542

Ladies and Gentlemen:

     On March 30, 2004, Nuveen Virginia Dividend Advantage Municipal Fund 3 (the "Registrant") filed a registration statement on Form N-2 relating to the registration of common shares of beneficial interest of Nuveen Virginia Dividend Advantage Municipal Fund 3 (accession number 0001193125-04-054113). The registration statement has not yet become effective.

     Pursuant to Rule 477(a) under the Securities Act of 1933, the Registrant hereby requests the withdrawal of the above mentioned Form N-2 for Nuveen Virginia Dividend Advantage Municipal Fund 3.

                                         Sincerely,

                                         Nuveen Virginia Dividend Advantage
                                         Municipal Fund 3
                                         (Registrant)

                                         By: /s/ Jessica R. Droeger
                                             -----------------------------------
                                             Jessica R. Droeger
                                             Vice President and Secretary